Dated april 10, 2007

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securities repurchase agreement

between

CODA OCTOPUS GROUP INC

and

VISION OPPORTUNITY MASTER FUND

THIS AGREEMENT is dated April 10, 2007

Parties

(1)	Coda Octopus Group, Inc., of 164 West 25th Street, New York, incorporated under the laws of the State of Delaware (“Company” or “Coda”).

(2)	Vision Opportunity Master Fund, a Cayman Islands corporation (“Vision Master Fund” or the “Shareholder”).

Background

(A)	Vision Opportunity Master Fund is the registered holder of 20,000 Series B Preferred Stock of in the Company.

(B)
The Parties pursuant to an understanding signed on March 21, 2007 have agreed that the interests of the Company and its stockholders are better served by the repurchase of the Preferred Stock from Vision Master Fund in whole or in part by the Company out of the proceeds of the T. R. Winston raise (as is defined in Amendment to Securities Purchase Agreements dated March 21, 2007).

(C)
The Company’s Certificate of Incorporation permits it to repurchase stock subject to authorization by the board of directors of the Company (the “Board”). The Board approved the entering of the T. R. Winston Transaction (and obligations undertaken pursuant to same). Exhibit 1 sets forth the Board Approval.

(D)	It is proposed that the Company shall repurchase the Preferred Stock from Vision Master Fund on the terms of this Agreement.

Agreed terms

1.	Interpretation

The definitions in the background provision of this agreement shall apply to this Agreement.

1.1
Preferred Stock shall mean 18,181 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) purchased by Vision Master Fund from the Company pursuant to Securities Purchase Agreement June 2, 2006 and June 21, 2006.

2.	Sale and purchase of shares

2.1
Vision Master Fund with full title guarantee agrees to sell, or procure the sale of 18,181 the Series B Preferred Stock for a consideration of $110 per Share and the Company agrees to purchase the same and to pay such consideration to Vision Master Fund.

2.2	The Seller warrants that it has not created any liens, charges or other encumbrances over or in respect of the Series B Preferred Stock.

2.3
Completion of the sale and purchase of the Series B Preferred Stock shall take place immediately on execution of this Agreement at the offices of the Company, when Vision Master Fund shall deliver the share certificates to the Company and the Company shall satisfy its obligation to pay the consideration due in respect of the Series B Preferred Stock by payment of the sum of $1,999,910. to the Seller by way of telegraphic transfer for same day value to Vision Master Fund Account set forth immediately below:

Bank:	JP Morgan Chase 1 Chase Manhattan Plaza New York NY 10081
ABA #:	021-000-021
A/C Name:	Goldman Sachs Execution & Clearing, L.P.
A/C #:	066-005442 For credit to Carlin Equities Corporation
A/C Name:	Vision Opportunity Master Fund
A/C #:	4WPH-1209

3.	Further assurance

3.1.
Vision Master Fund agrees that, on being requested in writing by the Company to do so, it shall, at Vision Master Fund’s expense, immediately execute and sign all such deeds and documents and do all such things as may be reasonably necessary in order to give effect to the terms of this agreement.

3.2.
Vision Master Fund in accordance with Section 7 of the Certificate of Designations hereby serve notice of conversion of all remaining Preferred Stock held by Vision Master Fund after the repurchase of the Series B Preferred Stock by the Company and being 1,819 shares of Preferred Stock into the Company’s shares of Common Stock and concurrent with the execution of this Agreement, Vision hereby surrenders all certificates representing its Series B Preferred Stock holdings of which 18,181 shall be the subject of repurchase by the Company and 1,819 shall be the subject of conversion into the Company’s Common Stock.

3.3.
Following the execution of this Agreement and satisfaction of the closing conditions, Vision acknowledges that all rights with respect to the shares of Series B Preferred Stock so repurchased and/or converted shall terminate, except only (i) its rights to receive certificates for 181,900 shares of Common Stock of the Company into which the 1,819 shares of Series B Preferred Stock have been converted; and (ii) to exercise the rights to which they are entitled as holders of Common Stock to the extent that such rights are not affected by the Lock-Up Agreement entered into between Vision Master Fund and the Company on March 21, 2007.

4.	Governing law and jurisdiction

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

5.	Entire agreement

5.1
This Agreement constitutes the entire and only legally binding agreement between the Parties relating to its subject matter and no variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all the parties and expressed to be such a variation.

6.	Agreement survives completion

This Agreement shall remain in effect despite its completion.

7.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Securities Repurchase Agreement on the date first written above.

CODAOCTOPUS GROUP, INC.

By:
Name: Jason Reid Title: President

VISION OPPORTUNITY MASTER FUND, Ltd.

By:
Name: Adam Benowitz Title: Portfolio Manager